Exhibit 99.1

FINANCIAL STATEMENTS

Westmoreland Kemmerer, Inc.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Years ended December 31, 2014 and 2013 and Eleven Months Ended December 31, 2012
With Report of Independent Auditors

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)

Contents

Report of Independent Registered Public Accounting Firm
Financial Statements
Balance Sheets
Statements of Operations
Statements of Comprehensive Income
Statements of Shareholder's Equity
Statements of Cash Flows
Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of
Westmoreland Kemmerer, Inc.

We have audited the accompanying balance sheets of Westmoreland Kemmerer, Inc. (the Company) (a wholly owned subsidiary of Westmoreland Coal Company) as of December 31, 2014 and 2013 and the related statements of operations, comprehensive income, shareholder’s equity and cash flows for the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westmoreland Kemmerer, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Denver, Colorado
May 18, 2015

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Balance Sheets

	December 31,
	2014	2013
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$83	$7,942
Accounts receivable
Trade	17,572	16,906
Other	99	83
	17,671	16,989
Inventory	10,472	10,753
Deferred income taxes	903	870
Prepaid expenses	2,356	916
Total current assets	31,485	37,470
Property, plant and equipment, at cost
Land and mineral rights	21,301	63,386
Plant and equipment	115,855	99,372
	137,156	162,758
Less accumulated depreciation, depletion and amortization	(34,773)	(31,053)
Net property, plant and equipment	102,383	131,705
Restricted investments and bond collateral	25,282	24,966
Deferred income taxes	15,477	—
Total assets	$174,627	$194,141
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Current installments of long-term debt	$2,310	$213
Accounts payable	10,607	6,794
Deferred revenue	2,513	3,969
Payable to related party	450	927
Accrued production taxes	17,157	16,211
Postretirement medical benefits	436	329
Asset retirement obligations	2,658	1,998
Total current liabilities	36,131	30,441
Long-term debt, less current installments	9,321	438
Deferred tax liabilities	—	6,220
Postretirement medical cost, less current portion	60,245	49,418
Pension obligations	17,762	9,381
Asset retirement obligations, less current portion	16,202	15,176
Total liabilities	139,661	111,074
Shareholder's equity:
Common stock of $.01 par value. Authorized, issued and outstanding 100 shares at December 31, 2014 and 2013	—	—
Additional paid-in-capital	50,835	71,698
Advances from (to) Parent	(16,527)	—
Accumulated other comprehensive income	658	11,369
Retained earnings	—	—
Total Westmoreland Kemmerer, Inc. shareholder's equity	34,966	83,067
Total liabilities and shareholder's equity	$174,627	$194,141
See accompanying Notes to Financial Statements.

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Statements of Operations

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
	(in thousands)
Revenues	$170,508	$172,467	$151,606
Costs and expenses:
Cost of sales	118,691	120,088	104,971
Depreciation, depletion and amortization	16,912	17,742	13,287
Selling and administrative	5,335	5,675	5,351
Loss on sales of assets	309	236	242
	141,247	143,741	123,851
Operating income	29,261	28,726	27,755
Other income (expense):
Interest expense	(333)	(11)	—
Interest income	429	380	4
Other	254	108	189
	350	477	193
Income before income taxes	29,611	29,203	27,948
Income tax expense	4,292	8,461	8,916
Net income	$25,319	$20,742	$19,032
See accompanying Notes to Financial Statements.

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Statements of Comprehensive Income

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
	(in thousands)
Net income	$25,319	$20,742	$19,032
Other comprehensive income (loss):
Adjustments to and amortization of accumulated actuarial gains or losses, pension	(9,119)	10,554	(3,034)
Adjustments to and amortization of accumulated actuarial gains or losses, postretirement medical benefits	(7,253)	11,940	(1,969)
Unrealized and realized gains and losses on available-for-sale securities	(107)	—	—
Tax effect	5,768	(7,873)	1,751
	(10,711)	14,621	(3,252)
Comprehensive income attributable to Westmoreland Kemmerer, Inc.	$14,608	$35,363	$15,780
See accompanying Notes to Financial Statements.

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Statements of Shareholder's Equity
Eleven Months Ended December 31, 2012 and Years Ended December 31, 2013 and 2014

	Additional Paid-in Capital	Advance from (to) Parent	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholder's Equity
	(in thousands)
Balance at January 31, 2012	$76,523	$—	$—	$—	$76,523
Westmoreland Coal Company common stock issued as compensation	254	—	—	—	254
Transactions with Parent/affiliates	—	—	—	7,165	7,165
Distributions	—	—	—	(19,173)	(19,173)
Other comprehensive loss	—	—	(3,252)	—	(3,252)
Net income	—	—	—	19,032	19,032
Balance at December 31, 2012	76,777	—	(3,252)	7,024	80,549
Westmoreland Coal Company common stock issued as compensation	671	—	—	—	671
Transactions with Parent/affiliates	—	—	—	10,984	10,984
Distributions	(5,750)	—	—	(38,750)	(44,500)
Other comprehensive loss	—	—	14,621	—	14,621
Net income	—	—	—	20,742	20,742
Balance at December 31, 2013	71,698	—	11,369	—	83,067
Westmoreland Coal Company common stock issued as compensation	216	—	—	—	216
Transactions with Parent/affiliates	—	(16,527)	—	20,254	3,727
Property distribution	—	—	—	(33,152)	(33,152)
Cash distribution	(21,079)	—	—	(12,421)	(33,500)
Other comprehensive loss	—	—	(10,711)	—	(10,711)
Net income	—	—	—	25,319	25,319
Balance at December 31, 2014	$50,835	$(16,527)	$658	$—	$34,966
See accompanying Notes to Financial Statements.

WESTMORELAND KEMMERER, INC.
(A Wholly Owned Subsidiary of Westmoreland Coal Company)
Statements of Cash Flows

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
	(in thousands)
Cash flows from operating activities:
Net income	$25,319	$20,742	$19,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,912	17,742	13,287
Accretion of asset retirement obligation and receivable	1,613	1,670	1,670
Share-based compensation	216	671	254
Deferred income taxes	(21,730)	5,350	—
Loss on sales of assets	309	236	242
Loss on sales of investment securities	4	—	—
Changes in:
Accounts receivable	(682)	(3,296)	(13,693)
Inventories	281	608	(1,978)
Accounts payable and accrued production taxes	3,952	1,459	19,334
Payable to related parties	(477)	(126)	1,053
Deferred revenues	(1,456)	972	772
Asset retirement obligations	(862)	(1,945)	(1,136)
Accrual for postretirement medical benefit	3,681	5,619	4,858
Pension obligations	(738)	589	709
Other assets and liabilities	(1,445)	170	(1,086)
Net cash provided by operating activities	24,897	50,461	43,318
Cash flows from investing activities:
Additions to property, plant and equipment	(6,297)	(6,019)	(3,562)
Increase in restricted investments and bond collateral	(5,525)	(264)	(24,702)
Proceeds from the sale of investments	5,098	—	—
Proceeds from sales of assets	63	227	221
Net cash used in investing activities	(6,661)	(6,056)	(28,043)
Cash flows from financing activities:
Repayments of long-term debt	(2,091)	(92)	—
Transactions with Parent/affiliates	9,496	3,111	8,916
Distributions	(33,500)	(44,500)	(19,173)
Net cash used in financing activities	(26,095)	(41,481)	(10,257)
Net (decrease) increase in cash and cash equivalent	(7,859)	2,924	5,018
Cash and cash equivalents, beginning of the year	7,942	5,018	—
Cash and cash equivalents, end of the year	$83	$7,942	$5,018
Supplemental disclosures of cash flow information:
Cash paid for interest	$333	$11	$—
Noncash transactions:
Accrued purchases of property and equipment	307	693	—
Capital leases	13,071	743	—
See accompanying Notes to Financial Statements.

1. Summary of Significant Accounting Policies
Nature of Operations
Westmoreland Kemmerer, Inc., or WKI, or the Company, a wholly owned subsidiary of Westmoreland Coal Company, or WCC, or the Parent, owns a surface coal mining operation located in southwestern Wyoming. On January 31, 2012, WCC acquired the Kemmerer Mine. Coal produced from the Kemmerer Mine is sold to electric utilities and various industrial customers based in the north central region of the United States. Westmoreland Coal Company owns and operates the Company. On December 31, 2014, WCC completed the acquisition of Westmoreland Resources GP, LLC (the “GP”), the general partner of Westmoreland Resource Partners, LP (“WMLP”) and, concurrent with the GP acquisition, all of the royalty bearing coal reserves owned by WKI were contributed to WCC. The basis of the royalty-bearing coal reserves transferred to WCC was the book value of $33.2 million. Also on December 31, 2014, WCC then contributed these royalty-bearing coal reserves to WMLP.
The Company’s financial statements reflect substantially all of its costs of doing business. Common expenses incurred by the Parent on behalf of the Company are charged to the Company based on proportional cost allocations. The Company believes the allocations used are reasonable; however, these financial statements may not necessarily be representative of a stand-alone company.
WCC Liquidity
The Company anticipates that its cash from operations, cash on hand and available WCC borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the foreseeable future. Under WCC’s revolving credit agreement, the maximum available borrowing amount is $50 million, to which the maximum principal amount available for borrowings under the credit agreement can be increased to $100 million under certain circumstances. The revolver may support an equal amount of letters of credit, which would reduce the balance available under the revolver. At December 31, 2014, availability on the revolver was $16.9 million with an outstanding balance of $9.6 million and $23.5 million supporting letters of credit.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximate fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the need for an allowance for doubtful accounts based on a review of collectability. The Company has determined that no allowance is necessary for accounts receivable as of December 31, 2014.
Inventories
Inventories, which include materials and supplies as well as raw coal, are stated at the lower of cost or market. Cost is determined using the average cost method. Coal inventory costs include labor, supplies, equipment, depreciation, depletion, amortization, operating overhead and other related costs.
Exploration and Mine Development
Exploration expenditures are charged to Cost of sales as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.

At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, relocate equipment, build or improve existing haul roads and create the initial pre-production box cut to remove overburden for new pits at existing operations. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal for production are capitalized and amortized over the life of the developed pit consistent with coal industry practices. Once production has begun, mining costs are then expensed as incurred.
Where new pits are routinely developed as part of a contiguous mining sequence, the Company expenses such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.
Property, Plant, and Equipment
Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of existing plant and equipment or increase productivity of the assets are capitalized. Maintenance and repair costs that do not extend the useful life or increase productivity of the asset are expensed as incurred. Coal reserves are recorded at cost, or at fair value in the case of acquired businesses.
Coal reserves, mineral rights and mine development costs are depleted based upon estimated recoverable proven and probable reserves. Plant and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives as follows:

Years
Building and improvements	15 to 30
Machinery and equipment	3 to 30
The Company assesses the carrying value of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets to their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value. When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use is not eliminated from the accounts. Amortization of capital leases is included in Depreciation, depletion and amortization.
Restricted Investments and Bond Collateral
The Company has requirements to maintain restricted cash and investments for bonding requirements. Amounts held are recorded as Restricted investments and bond collateral. Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s operating cash needs.
Fair Value
The Company is required to disclose the fair value of financial instruments. The carrying amounts of cash equivalents, accounts receivable and accounts payable reflected on the balance sheet approximates the fair value of these instruments due to the short duration to maturities.
Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value and is defined as:

•
Level 1, defined as observable inputs such as quoted prices in active markets for identical assets. Level 1 assets include available-for-sale equity securities generally valued based on independent third-party market prices.

•
Level 2, defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company’s non-recurring fair value measurements include asset retirement obligations. The Company determines the estimated fair value of its asset retirement obligations by calculating the present value of estimated cash flows related to reclamation liabilities using level 3 inputs. The significant inputs used to calculate such liabilities includes estimates of costs to be incurred, the Company’s credit adjusted discount rate, inflation rates and estimated dates of reclamation. The asset retirement liability is accreted to its present value each period.
See Notes 3, 6, and 7 for further disclosures related to the Company’s fair value estimates.
Financial Instruments
The Company evaluates all of its financial instruments to determine if such instruments are derivatives, derivatives that qualify for the normal purchase normal sale exception, or instruments, which contain features that qualify them as embedded derivatives. Except for derivatives that qualify for the normal purchase normal sale exception, all financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or Accumulated other comprehensive income (loss) if they qualify for cash flow hedge accounting.
Postretirement Health Care Benefits
The Company accrues the cost to provide the benefits over the employees’ period of active service for postretirement benefits other than pensions. These costs are determined on an actuarial basis. The Company’s balance sheet reflects the unfunded status of postretirement benefit obligations.
Pension Plan
The Company accrues the cost to provide the benefits over the employees’ period of active service for the noncontributory defined benefit pension plan it sponsors. These costs are determined on an actuarial basis. The Company’s balance sheet reflects the unfunded status of the defined benefit pension plan.
Deferred Revenue
Deferred revenues represent a multi-tiered pricing structure on a certain coal sales contract.
Income Taxes
The Company files consolidated federal and state tax returns with its Parent. As the Company itself is not a taxable entity, the Parent’s tax expense for its income tax return group included on the Parent’s consolidated income tax return is allocated among the members of that group. This allocation is calculated as if each member were a separate taxpayer. This allocation is reflected by the Company in Income tax expense with the offset in Shareholder's equity. There is no formal tax sharing agreement with the Parent.
The Company accounts for deferred income taxes using the asset and liability method. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Company’s financial statements based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, as well as net operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company establishes a valuation allowance against its net deferred tax assets to the extent the Company believes that it is more likely than not (greater than 50%) that a deferred tax asset will not be realized.
Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Guidance is also provided on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company includes interest and penalties related to income tax matters in income tax expense.
Asset Retirement Obligations
The Company’s asset retirement obligation, or ARO, liabilities primarily consist of estimated costs related to reclaiming surface land and support facilities at its mines in accordance with federal and state reclamation laws as established by each mining permit.

The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the estimated future costs for a third party to perform the required work. Cost estimates are escalated for inflation, and then discounted at the credit-adjusted risk-free rate. The Company records mineral rights associated with the initial recorded liability. Mineral rights are amortized based on the units-of-production method over the estimated recoverable, proven and probable reserves at the related mine, and the ARO liability is accreted to the projected settlement date. Changes in estimates could occur due to revisions of mine plans, changes in estimated costs, and changes in the timing of the performance of reclamation activities.
Coal Revenues
The Company recognizes coal sales revenue at the time title passes to the customer in accordance with the terms of the underlying sales agreements and after any contingent performance obligations have been satisfied. Coal sales revenue is recognized based on the pricing contained in the coal contracts in place at the time that title passes and any retroactive pricing adjustments to those contracts are recognized as revised agreements are reached with the customers and any performance obligations included in the agreements are satisfied.
Share-Based Compensation
Share-based compensation expense is generally measured at the grant date and recognized as expense over the vesting period of the entire award. This expense relates to WCC common stock attributable to the Company’s employees. These costs are recorded in Cost of sales and Selling and administrative expenses.
Reclassifications
Certain amounts in prior periods have been reclassified to conform with the presentation of 2014, with no effect on previously reported net income, cash flows or shareholder’s equity. The reclassification affected accounts within Deferred income taxes on the Statements of Cash Flows.
Subsequent Events
The Company has evaluated subsequent events through April [__], 2015, the date of issuance of the financial statements.
Accounting Pronouncements Adopted
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, issued as a new Topic, Accounting Standards Codification (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective beginning in fiscal 2017 and can be adopted by the Company either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.
In August 2014, the FASB issued ASU 2014-15 Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company's financial statements.

2. Inventories
Inventories consisted of the following (in thousands):

	December 31,
	2014	2013
Coal	$275	$156
Materials and supplies	10,569	10,995
Reserve for obsolete inventory	(372)	(398)
Total	$10,472	$10,753

3. Restricted Investments and Bond Collateral
The Company’s restricted investments and bond collateral consisted of the following (in thousands):

	December 31,
	2014	2013
Reclamation bond collateral	$25,282	$24,966
During the year ended December 31, 2014, the Company decided to more actively manage its investment yields. This decision resulted in the sale of $5.1 million carrying value of securities and realized gains of less than $0.1 million during the year ended December 31, 2014 that were previously designated as held-to-maturity. The Company transferred the remainder of its securities classified as held-to-maturity to available-for-sale securities. The carrying value of held-to-maturity securities held as Restricted investments and bond collateral transferred to available-for-sale during the year ended December 31, 2014 was $25.3 million. As a result of the transfer, the Company recorded $0.3 million of unrealized holding gains in Accumulated other comprehensive income (loss) during the year ended December 31, 2014.
The Company’s carrying value and estimated fair value of its restricted investments and bond collateral at December 31, 2014 are as follows (in thousands):

	Carrying Value	Fair Value
Cash and cash equivalents	$259	$259
Available-for-sale securities	25,023	25,023
	$25,282	$25,282
Held-to-Maturity and Available-for-Sale Restricted Investments and Bond Collateral
The amortized cost, gross unrealized holding gains and losses and fair value of held-to-maturity securities are a follows:

	December 31,
	2014	2013
	(in thousands)
Amortized cost	$—	$24,527
Gross unrealized holding gains	—	81
Gross unrealized holding losses	—	(410)
Fair value	$—	$24,198

The cost basis, gross unrealized holding gains and losses and fair value of available-for-sale securities are as follows:

	December 31,
	2014	2013
	(in thousands)
Amortized cost	$25,286	$—
Gross unrealized holding gains	212	—
Gross unrealized holding losses	(475)	—
Fair value	$25,023	$—
Maturities of available-for sale securities are as follows at December 31, 2014:

	2014	2013
	(in thousands)
Due in five year or less	$8,672	$8,437
Due after five years to ten years	10,040	10,001
Due in more than ten years	6,574	6,585
Fair value	$25,286	$25,023

4. Long-Term Debt
The amounts outstanding under the Company’s long-term debt consisted of the following at December 31, 2014:

Total Debt Outstanding
(in thousands)
Capital lease obligations	$11,631
Less current portion	(2,310)
Total debt outstanding, less current portion	$9,321
The following table presents aggregate contractual debt maturities of all long-term debt:

As of December 31, 2014
(in thousands)
2015	$2,310
2016	2,356
2017	2,212
2018	2,246
2019	2,308
Thereafter	199
Total debt	$11,631
The Company engages in leasing transactions for equipment utilized in its mining operations. At December 31, 2014, the capital leases outstanding had a weighted average interest rate of 3.14% and mature at various dates beginning in 2016 through 2020. During the year ended December 31, 2014, the Company acquired $13.1 million of equipment under capital leases.
5. Postretirement Medical Benefits
The Company provides postretirement medical benefits pursuant to collective bargaining agreements. These benefitsare provided through self-insured programs.
The following table sets forth the actuarial present value of postretirement medical benefit obligations and amounts recognized in the Company’s financial statements:

	December 31,
	2014	2013
	(in thousands)
Change in benefit obligation:
Net benefit obligation at beginning of period	$49,748	$56,068
Service cost	2,600	3,659
Interest cost	2,504	2,325
Actuarial loss (gain)	6,776	(11,941)
Gross benefits and expenses paid	(947)	(363)
Net benefit obligation at end of year	60,681	49,748
Change in plan assets:
Employer contributions	947	363
Gross benefits and expenses paid	(947)	(363)
Fair value of plan assets at end of year	—	—
Unfunded status at end of year	$(60,681)	$(49,748)
Amounts recognized in the balance sheet consist of:
Current liabilities	$(436)	$(329)
Noncurrent liabilities	(60,245)	(49,418)
Accumulated other comprehensive loss	(2,717)	(9,971)
Net amount recognized	$(63,398)	$(59,718)
Amounts recognized in accumulated other comprehensive loss consists of:
Net actuarial loss (gain)	$(2,717)	$(11,941)
Actuarial gains and losses are amortized over the average future service of the plan’s participants. The Company will not have any amounts amortized from accumulated other comprehensive loss into net periodic benefit cost in 2015.
The components of net periodic postretirement medical benefit cost are as follows:

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
	(in thousands)
Components of net periodic benefit cost:
Service cost	$2,600	$3,659	$2,834
Interest cost	2,504	2,325	2,029
Amortization of actuarial gain	(477)	—	—
Total net periodic benefit cost	$4,627	$5,984	$4,863
These costs are included in the accompanying statement of operations in Cost of sales and Selling and administrative expenses.

Assumptions
The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2014	2013
Discount rate	4.25%	5.05%
Measurement date	December 31, 2014	December 31, 2013
The discount rate is adjusted annually based on an Aa corporate bond index adjusted for the difference in the duration of the bond index and the duration of the benefit obligations. This rate is calculated using a yield curve, which is developed using the average yield for bonds in the tenth to ninetieth percentiles, which excludes bonds with outlier yields.
The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	December 31,
	2014	2013
Discount rate	5.05%	4.15%
Measurement date	December 31, 2014	December 31, 2013
The following presents information about the assumed health care trend rate:

	December 31,
	2014	2013
Health care cost trend rate assumed for next year	6.50%	6.75%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the trend rate reaches the ultimate trend rate	2021	2021
The effect of a one percent change on the health care cost trend rate used to calculate periodic postretirement medical benefit costs and the related benefit obligation are summarized in the table below:

	Postretirement Medical Benefit
	1% Increase	1% Decrease
Effect on service and interest cost components	$1,003	$(892)
Effect on postretirement medical benefit obligation	25,705	(21,647)
Cash Flows
The following benefit payments and Medicare D subsidy (which the Company receives as a benefit partially offsetting its prescription drug costs for retirees and their dependents) are expected by the Company:

	Postretirement Medical Benefits	Medicare D Subsidy	Net Postretirement Medical Benefits
2015	$440	$(4)	$436
2016	608	(9)	599
2017	802	(20)	782
2018	1,084	(32)	1,052
2019	1,353	(42)	1,311
Years 2020-2024	10,101	(585)	9,516

6. Pension
Defined Benefit Pension Plans
The Company provides a defined benefit pension plan to qualified full-time employees pursuant to a collective bargaining agreement. Benefits are generally based on years of service and a specific dollar amount per year of service as specified in the plan agreement. The Company’s funding policy is to contribute annually the minimum amount prescribed, as specified by applicable regulations.

	December 31,
	2014	2013
	(in thousands)
Change in benefit obligation:
Net benefit obligation at beginning of period	$55,916	$62,465
Service cost	1,262	1,451
Interest cost	2,477	2,223
Actuarial loss (gain)	9,744	(7,309)
Gross benefits and expenses paid	(3,104)	(2,914)
Net benefit obligation at end of year	66,295	55,916
Change in plan assets:
Fair value of plan assets at the beginning of period	46,535	43,119
Actual return on plan assets	4,176	6,330
Employer contributions	926	—
Benefits paid	(3,104)	(2,914)
Fair value of plan assets at end of year	48,533	46,535
Underfunded status at end of year	$(17,762)	$(9,381)
Amounts recognized in the balance sheet consist of:
Noncurrent liabilities	(17,762)	(9,381)
Accumulated other comprehensive loss	1,599	(7,520)
Net amount recognized	$(16,163)	$(16,901)
Amounts recognized in accumulated other comprehensive loss consists of:
Net actuarial loss (gain)	$1,599	$(7,520)
The accumulated benefit obligation for all plans was $66.3 million and $55.9 million at December 31, 2014 and 2013, respectively.
The components of net periodic benefit cost are as follows:

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
	(in thousands)
Components of net periodic benefit cost:
Service cost	$1,262	$1,451	$1,348
Interest cost	2,477	2,223	2,107
Expected return on plan assets	(3,363)	(3,085)	(2,746)
Amortization of actuarial gain	(187)	—	—
Total net periodic benefit cost	$189	$589	$709
These costs are included in the accompanying statements of operations in Cost of sales and Selling and administrative expenses.
Assumptions

The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2014	2013
Discount rate	3.85%	4.55%
Measurement date	December 31, 2014	December 31, 2013
The discount rate is adjusted annually based on an Aa corporate bond index adjusted for the difference in the duration of the bond index and the duration of the benefit obligations. This rate is calculated using a yield curve, which is developed using the average yield for bonds in the tenth to ninetieth percentiles, which excludes bonds with outlier yields.
The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	December 31,
	2014	2013
Discount rate	4.55%	3.65%
Expected return on plan assets	7.40%	7.40%
Rate of compensation increase	N/A	N/A
Measurement date	December 31, 2014	December 31, 2013
The Company establishes the expected long-term rate of return at the beginning of each fiscal year based upon historical returns and projected returns on the underlying mix of invested assets. The Company utilizes modern portfolio theory modeling techniques in the development of its return assumptions. This technique projects rates of return that can be generated through various asset allocations that lie within the risk tolerance set forth the Company. The risk assessment provides a link between a pension plan's risk capacity, management's willingness to accept investment risk and the asset allocation process, which ultimately leads to the return generated by the invested assets.
Plan Assets
The Company’s investment goals are to maximize returns subject to specific risk management policies. The Company sets the expected return on plan assets based on historical trends and forecasts provided by its third-party fund managers. Its risk management policies permit investments in mutual funds, and prohibit direct investments in debt and equity securities and derivative financial instruments. The Company addresses diversification by the use of mutual fund investments whose underlying investments are in fixed income and equity securities, both domestic and international. These mutual funds are readily marketable and can be sold to fund benefit payment obligations as they become payable.
The weighted-average target asset allocation of the Company’s pension trusts were as follows at December 31, 2014:

Target Allocation
Asset category
Cash and equivalents	0% - 10%
Equity securities funds	20% - 60%
Debt securities funds	40% - 80%
Other	0% - 10%

The fair value of the Company’s pension plan assets by asset category is as follows:

	December 31, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Pooled separate accounts:
Large-cap blend (a)	$3,163	$—	$3,163	$—
International blend (b)	26,080	—	26,080	—
Fixed income domestic (c)	2,402	—	2,402	—
Fixed income long-term (d)	5,946	—	5,946	—
Stable value (e)	7,499	—	7,499	—
Registered investment companies - growth fund	3,442	3,442		—
	$48,532	$3,442	$45,090	$—

	December 31, 2013
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Pooled separate accounts:
Large-cap blend (a)	$21,190	$—	$21,190	$—
International blend (b)	7,566	—	4,566	—
Fixed income domestic (c)	10,270	—	10,270	—
Fixed income long-term (d)	5,186	—	5,186	—
Stable value (e)	2,323	—	2,323	—
	$46,535	$—	$43,535	$—
(a) Large-cap blend funds seek to provide long-term growth of capital. They seek to provide investment results that approximate the performance of the Standard & Poor’s Composite 1500 Index.
(b) International blend funds seek to have a diversified portfolio of investments, investing in fixed-income and equityfocused investments in international markets.
(c) Fixed income domestic funds seek to invest in high-quality corporate bonds with over 15 years to maturity.
(d) Fixed income long term bond funds seek to achieve performance results similar to the Barclays Capital U.S. Aggregate Bond Index. This fund invests primarily in corporate and government bonds.
(e) The stable value fund seeks to invest in publicly traded and privately placed debt securities and mortgage loans, and to a lesser extent, real estate and other equity investments in order to provide a guaranteed rate of return.
The Company’s Level 1 assets include securities held by registered investment companies and its common stock, which are both typically valued using quoted market prices of an active market.
The Company’s Level 2 assets include pooled separate accounts, which are valued based on the quoted market prices of the securities underlying the investments.

The Company did not have any Level 3 assets.
Contributions
In 2015, the Company expects to make approximately $1.2 million of pension plan contributions. In 2014, the Company made $0.9 million of pension plan contributions.
Cash Flows
The following benefit payments are expected to be paid from its pension plan assets:

Pension Benefits
(in thousands)
2015	$3,116
2016	3,267
2017	3,483
2018	3,480
2019	3,628
Years 2019 - 2023	19,228
The benefits expected to be paid are based on the same assumptions used to measure the Company’s pension benefit obligation at December 31, 2014 and include estimated future employee service.
7. Asset Retirement Obligations
Changes in the Company’s asset retirement obligations were as follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(in thousands)
Asset retirement obligations, beginning of period	$17,174	$17,768
Accretion	1,613	1,670
Liabilities settled	(885)	(2,210)
Changes due to amount and timing of reclamation	958	(54)
Asset retirement obligations, end of year	18,860	17,174
Less current portion	(2,658)	(1,998)
Asset retirement obligations, less current portion	$16,202	$15,176
As permittee, the Company is responsible for the total amount.

9.	Income Taxes
Income tax expense attributable to net income before income taxes consists of (in thousands):

	Year Ended December 31,
	2014	2013
Current:
Federal	$20,254	$9,306
Deferred:
Federal	(15,962))	(845)
Income tax expense	$4,292	$8,461

Income tax expense (benefit) attributable to net income before income taxes differed from the amounts computed by applying the U.S. federal statutory income tax rate of 35% to pre-tax income as a result of the following (in thousands):

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
Computed tax expense at statutory rate	10,364	10,221	9,782
Increase in income tax expense resulting from:
Tax depletion in excess of book	(4,371))	(848))	—
Domestic production activities deduction	(1,710))	(923))	(875)
Other, net	9	11	9
Income tax expense	$4,292	$8,461	$8,916
The tax effects of temporary differences that give rise to the components of the net deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2014	2013
	(in thousands)
Deferred tax assets:
Pension and postretirement medical benefit obligation	$27,500	$20,696
Asset retirement obligations	6,601	6,011
Accrued vacation	636	594
Other accrued liabilities	415	409
Total gross deferred tax assets	35,152	27,710

Deferred tax liabilities:
Property, plant, and equipment, principally due to differences in depreciation and depletion	(18,772))	(33,060)
Total gross deferred tax liabilities	(18,772))	(33,060)
Net deferred tax assets (liabilities)	$16,380	$(5,350)

Deferred tax assets - current	$903	$870
Deferred tax assets (liabilities) - noncurrent	15,477	(6,220)
Net deferred tax assets (liabilities)	$16,380	$(5,350)
As of December 31, 2014, the Company has not recorded a reserve for uncertain tax positions or penalties and interest. The Company does not anticipate a significant change that would require a reserve to be established for uncertain tax positions in the next 12 months.  The Company files federal and state income tax returns that are subject to examination by the Internal Revenue Service and certain state tax authorities. The tax years open to examination include 2011 through 2013. As of December 31, 2014, the Company has less than $0.1 million of alternative minimum tax credit carryforwards, which have an indefinite carryover life, with no expiration.

9.	Commitments and Contingencies
Leases
The gross value of property, plant, equipment under capital leases was $13.8 million and $0.7 million as of December 31, 2014 and 2013, respectively, related to the leasing of mining equipment. The accumulated amortization for these items was $2.5 million and $0.1 million at December 31, 2014 and 2013, respectively.

Future minimum capital and operating lease payments as of December 31, 2014, are as follows:

	Capital Leases	Operating Leases
	(in thousands)
2015	$2,633	$174
2016	2,603	115
2017	2,386	115
2018	2,352	115
2019	2,544	77
Thereafter	—	—
Total minimum lease payments	12,518	$596
Less imputed interest	(887)
Present value of minimum capital lease payments	$11,631
Rental expense under operating leases during the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012 totaled $1.9 million, $1.3 million and $0.6 million, respectively.
The Company leases certain of its coal reserves from third parties and pays royalties based on either a per ton rate or as a percentage of revenues received. Royalties charged to expense under all such lease agreements amounted to $3.1 million, $7.6 million and $6.6 million, for the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012, respectively.
The company is subject to litigation in the ordinary course of business. No material litigation exists.

10.	Coal Sales and Major Customers
The customers from which more than 10% of total revenue has been derived and the percentage of total revenue from those customers is summarized as follows (in thousands):

	Year Ended December 31,		Eleven Months Ended December 31,
	2014	2013	2012
Customer A	$101,778	$112,061	$96,718
Customer B	32,020	23,888	19,617
Customer C	20,853	22,482	18,253
	$154,651	$158,431	$134,588
Percentage of total revenue	91%	92%	89%

11.	Related Party Transactions
The Company was allocated audit and tax fees and information technology costs incurred by its Parent. For the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012, these fees were $0.8 million, $0.6 million, and $0.3 million, respectively, which are included in Selling and administrative expenses.
Advances to Parent of $16.5 million for the year ended December 31, 2014 represent the net movement of cash from the Company's bank accounts to bank accounts held by WCC.
Additionally, in December 2014, the Company entered into an agreement to mine certain coal reserves contributed to WCC in connection with WCC's acquisition of the GP. Under this lease, the Company will pay a per ton royalty as these coal reserves are mined beginning in 2015.

12.	Quarterly Financial Data (unaudited)
Summarized quarterly financial data is as follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands)
2014
Revenues	$43,123	$39,893	$41,917	$45,575
Operating income	8,570	6,712	5,142	8,837
Net income	8,574	6,852	5,234	4,659
2013:
Revenues	$41,284	$41,797	$43,764	$45,622
Operating income	5,995	7,264	6,527	8,940
Net income	6,025	7,339	6,615	763

13.	Accumulated Other Comprehensive Income (Loss)
The following is a summary of accumulated other comprehensive income (loss):

	Pension and Postretirement Medical Benefits	Available for Sale Securities	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance at January 31, 2012	$—	$—	$—
2012 activity	(3,252)	—	(3,252)
Balance at December 31, 2012	(3,252)	—	(3,252)
2013 activity	14,621	—	14,621
Balance at December 31, 2013	11,369	—	11,369
2014 activity	(10,641)	(70)	(10,711)
Balance at December 31, 2014	$728	$(70)	$658
Pension and postretirement medical benefit adjustments relate to changes in the funded status of various benefit plans. The unrealized gains and losses associated with recognizing the Company’s “available-for-sale” securities at fair value are recorded through Accumulated other comprehensive income (loss).
Changes in Accumulated Other Comprehensive Income (Loss)
The following table reflects the changes in accumulated other comprehensive income (loss) by component:

	Pension	Postretirement Medical Benefits	Available for Sale Securities	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance at December 31, 2013	$4,888	$6,481	$—	$11,369
Other comprehensive income (loss) before reclassifications	(5,805)	(4,404)	(70)	(10,279)
Amounts reclassified from accumulated other comprehensive income (loss)	(122)	(310)	—	(432)
Balance at December 31, 2014	$(1,039)	$1,767	$(70)	$658

The following table reflects the reclassifications out of accumulated other comprehensive income (loss) for the year ended December 31, 2014 (in thousands):

Details about accumulated other comprehensive income (loss) components	Amount reclassified from accumulated other comprehensive income loss(1)	Affected line item in the statement where net income (loss) is presented

Amortization of defined benefit pension items:
Actuarial gains	$(187)	Total before tax(2)
	65	Tax expense
	$(122)	Net of tax
Amortization of postretirement medical items:
Actuarial gains	$(477)	Total before tax(3)
	167	Tax expense
	$(310)	Net of tax
____________________

(1)	Amounts in parentheses indicate debits to income/loss.

(2)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost. (See Note 6 - Pension and Other Savings Plans for additional details)

(3)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic postretirement medical cost. (See Note 5 - Postretirement Medical Benefits for additional details)